EXHIBIT 99.1

CPI Corp.
news for immediate release                 FOR RELEASE January 13, 2012

FOR FURTHER INFORMATION CONTACT:

NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS	1706 Washington Avenue	CITY	St. Louis
STATE, ZIP	Missouri, 63103	TELEPHONE	(314) 231-1575

CPI CORP. REPORTS SALES TRENDS FOR 2011 HOLIDAY PERIOD

-- Company Updates Quarter-to-Date Preliminary Sales Figures --

ST. LOUIS, January 13, 2012 - CPI Corp. (NYSE: CPY) today announced fourth quarter-to-date sales comparisons for the first eight weeks of its fiscal 2011 fourth quarter ending February 4, 2012, including holiday season results.  Comparable same-store net sales on a point-of-sale (POS) basis for this period, excluding foreign currency translation and the Bella operations, declined 18% to $82.1 million from $100.5 million in the prior-year comparable period. Same-store net sales for the Company's PictureMe Portrait Studio® (PMPS) and Sears Portrait Studio (SPS) brands decreased by 18% compared with the prior year, while same-store net sales for the Kiddie Kandids (KK) studio operations decreased by 21%.

Sales trends have improved in the last three weeks since the Company reported preliminary five-week net sales in its 2011 third quarter earnings release on December 22, 2011. Comparable same-store net sales on a POS basis in the last three weeks declined 10% compared with the prior year, with declines of 11%, 9% and 15% for the Company's PMPS and SPS brands and KK studio operations, respectively.

The Company's disclosure of 2011 holiday sales continues a practice commenced following the 2004 holiday season in recognition of the importance of holiday sales to the Company's annual performance.  Final results for the Company's fiscal year 2011 are anticipated to be reported in mid-April 2012.

About CPI Corp.
For more than 60 years, CPI Corp. (NYSE: CPY) has been dedicated to helping customers conveniently create cherished photography portrait keepsakes that capture a lifetime of memories. Headquartered in St. Louis, Missouri, CPI Corp. provides portrait photography services at approximately 3,000 locations in the United States, Canada, Mexico and Puerto Rico and offers on location wedding photography and videography services through an extensive network of contract photographers and videographers. CPI's digital format allows its studios and on location business to offer unique posing options, creative photography selections, a wide variety of sizes and an unparalleled assortment of enhancements to customize each portrait - all for an affordable price.

Forward-Looking Statements
The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. The Company identifies forward-looking statements by using words such as “preliminary,” “plan,” “expect,” “looking ahead,” “anticipate,” “estimate,” “believe,” “should,” “intend” and other similar expressions. Management wishes to caution the reader that these forward-looking statements, such as the Company's outlook with respect to the integration of the Bella Pictures® business, portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments, capital expenditures and other similar statements, are only predictions or expectations; actual events or results may differ materially as a result of risks facing the Company. Such risks include, but are not limited to: the Company's dependence on Walmart, Sears and Toys “R” Us, the approval of the Company's business practices and operations by Walmart, Sears and Toys “R” Us, the termination, breach, limitation or increase of the Company's expenses by Walmart under the lease and license agreements and Sears and Toys

“R” Us under the license agreements, the Company's ability to comply with its debt covenants under its revolving credit facility, the Company's ability to generate sufficient cash flow or raise additional capital to cover its operating expenses, the inability of the Company to pay dividends, the Company's failure to restore compliance with the continued listing rule of the New York Stock Exchange which could cause the Company's common stock to be delisted from the New York Stock Exchange, the integration of the Bella Pictures® operations into the Company and the continued development and operation of the Bella Pictures® business, customer demand for the Company's products and services, the development and operation of the Kiddie Kandids business, the economic recession and resulting decrease in consumer spending, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company's photographs, widespread equipment failure, restrictions on the Company's business imposed by agreements governing its debt, implementation of marketing and operating strategies, outcome of litigation and other claims, impact of declines in global equity markets to the pension plan and the impact of foreign currency translation. The risks described above do not include events that the Company does not currently anticipate or that it currently deems immaterial, which may also affect its results of operations and financial condition. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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